Exhibit 99
News Release
Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654
Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS PURCHASES REMAINING 50 PERCENT SHARE IN NORDESCLOR HTH® SWIMMING POOL AND POTABLE WATER SANITIZER JOINT VENTURE IN BRAZIL

NORWALK, CT, December 28, 2005 -- Arch Chemicals, Inc. (NYSE: ARJ) announced today that it has purchased in Brazil the remaining 50 percent of Nordesclor S.A. (“Nordesclor”) from its joint venture partner, an affiliate of the Votorantim Group, a large Brazilian industrial conglomerate. The business produces calcium hypochlorite, a dry sanitizer which it markets under the HTH® brand for use in residential and commercial swimming pools. The sanitizer is also used to treat drinking water and to purify water under the HYPOCAL® brand used in industrial applications, such as the fish farming industry and in food disinfection applications.

The total cash purchase price is $16 million and is subject to a post-closing working capital adjustment and up to a $2 million contingent payment based upon future performance of the acquired business. The acquisition is expected to be cash and earnings accretive in 2006.

Located in Igarassu, Brazil, Nordesclor is the leading supplier to the sizeable Brazilian swimming pool market and the sole producer of calcium hypochlorite in Latin America. The entity reported 2004 sales of $24.6 million and net income of $4.6 million. Arch reported equity in earnings of $2.3 million in 2004 for its share in Nordesclor.

“The acquisition of Nordesclor is part of a multifaceted plan to significantly improve operating margins in our HTH Water Products business to 10 percent of sales by 2007. This transaction provides us with increased manufacturing flexibility to supply worldwide demand for our products. In addition, it allows us to expand our product offerings in the residential pool market and to capitalize on major commercial, industrial and municipal water-treatment growth opportunities in South America,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “We particularly plan to significantly grow our business of providing sanitizers to address the need for potable water and waste water treatment for which Nordesclor is uniquely positioned to capitalize, due to its strong local market presence.”

Headquartered in Smyrna, Georgia, Arch’s HTH Water Products business is the world’s largest producer of calcium hypochlorite water sanitizers.  This business is also the second largest global supplier of swimming pool and spa treatment chemicals, offering both chlorine-based and chlorine-free products.  Arch’s sanitizers are also used to treat municipal drinking water and water used in commercial and industrial applications, such as food processing plants and beverage bottle cleaning operations.

Headquartered in Norwalk, Connecticut, Arch Chemicals is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leading market positions in Treatment and Performance Products, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit Arch’s Web site at www.archchemicals.com.

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